CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

 EXHIBIT 10.03

ADVISORY AGREEMENT

THIS AGREEMENT, made as of April 1, 2015 (the “Effective Date”) among OASIS CLAUGHTON, LLC (the “Trading Company”), R.J. O’Brien Fund Management, LLC, a Delaware limited liability company (the “Managing Member”), and Claughton Capital, LLC, a Florida corporation (the “Trading Advisor”).

W I T N E S S E T H:

WHEREAS, the Trading Company has been organized as a Delaware limited liability company pursuant to its organizational documents to, among other things, directly or indirectly through a commodity trading advisor, trade, buy, sell, spread, or otherwise acquire, hold, or dispose of commodities (including, but not limited to, foreign currencies, mortgage-backed securities, money market instruments, financial instruments, and any other securities or items which are now, or may hereafter be, the subject of futures contract trading), domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto, whether traded on an organized exchange or otherwise (hereinafter referred to collectively as “futures interests;” provided, however, such definition shall exclude securities futures products as defined by the Commodity Futures Trading Commission (“CFTC”), options in securities futures and options in equities) and securities (such as United States Treasury securities) approved by the CFTC for investment of customer funds and other securities on a limited basis, and to engage in all activities incident thereto;

WHEREAS, the Trading Company will have assets invested into it by OASIS Claughton Capital Series, a Series of O’Brien Alternative Strategic Investment Solutions, LLC, A Delaware Series Limited Liability Company (“the Series”) managed by the Managing Member;

WHEREAS, the principals of the Trading Advisor have extensive experience trading in futures interests and the Trading Advisor is willing to provide the services and undertake the obligations as set forth herein;

WHEREAS, the Trading Company and the Managing Member each desires the Trading Advisor to act as a trading advisor for the Trading Company and to make investment decisions with respect to futures interests for the Trading Company and the Trading Advisor desires so to act; and

WHEREAS, the Trading Company, the Managing Member and the Trading Advisor wish to enter into this Agreement which, among other things, sets forth certain terms and conditions upon which the Trading Advisor will conduct the futures interest trading with respect to a portion of the Trading Company’s assets, as described herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Undertakings in Connection with the Continuing Offering of the Series.

(a)         The Trading Advisor agrees with respect to the continuing offering of interests (“Units”) in the Series: (i) to make all disclosures regarding itself, its principals and affiliates, its trading performance, its trading systems, methods and strategies (subject to the need, in the reasonable discretion of the Trading Advisor, to preserve the secrecy of Proprietary Information (as defined in Section 1(c) hereof) concerning such systems, methods and strategies), and otherwise, to the extent reasonably requested by the Series and/or the Trading Company (x) in connection with the Series’ offering materials (the “Private Placement Memorandum” or “PPM”) as required by any applicable regulations under the Commodity Exchange Act (the “CEA”), and/or the rules and regulations of the Securities and Exchange Commission (the “SEC”), including in connection with any amendments or supplements thereto, or (y) to comply with any other applicable law or rule or regulation, including those of the CFTC, the National Futures Association (the “NFA”), the SEC, or any other regulatory or self-regulatory body, exchange, or board with jurisdiction over its members (or to comply with the reasonable request of the aforementioned organizations); and (ii) to otherwise cooperate with the Series and/or the Trading Company and the Managing Member by providing, to the extent reasonably requested by the Series and/or the Trading Company, information regarding the Trading Advisor in connection with the preparation of the PPM, including any amendments and/or supplements thereto, as the Series and/or the Trading Company may reasonably deem appropriate; provided that all such disclosures are subject to the need, in the reasonable discretion of the Trading Advisor, to preserve the secrecy of Proprietary Information concerning its clients, systems methods and strategies. Notwithstanding the foregoing, the Trading Advisor is not required to review any disclosures contained in the PPM and shall not be subject to any liability whatsoever with respect to sales of Units made pursuant to the PPM. As used herein, unless otherwise provided, the term “principal” shall have the meaning as defined in Rule 4.10(e) of the CFTC’s regulations and the term “affiliate” shall mean an individual or entity that directly or indirectly controls, is controlled by, or is under common control with, such party.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(b)         Neither the Trading Advisor nor any of its principals, or affiliates, or any stockholders, officers, directors, or employees shall distribute the Series’ PPM or selling literature or shall engage in any selling activities whatsoever in connection with the continuing offering of Units except as may be specifically approved by the Managing Member and agreed to by the Trading Advisor.

 (c)         For purposes of this Agreement, and notwithstanding any of the provisions hereof, all non-public information relating to the Trading Advisor including, but not limited to, records, whether original, duplicated, computerized, handwritten, or in any other form, and information contained therein, business and/or marketing and/or sales plans and proposals, names of past and current clients, names of past, current and prospective contacts, trading methodologies, systems, strategies and programs, trading advice, trading instructions, results of proprietary accounts, training materials, research data bases, portfolios, and computer software, and all written and oral information, furnished by the Trading Advisor to the Trading Company and the Managing Member and/or their officers, directors, employees, agents (including, but not limited to, attorneys, accountants, consultants, and financial advisors) or controlling persons (each a “Recipient”), regardless of the manner in which it is furnished, together with any analysis, compilations, studies or other documents or records which are prepared by a Recipient of such information and which contain or are generated from such information, regardless of whether explicitly identified as confidential, with the exception of information which (i) is or becomes generally available to the public other than as a result of acts by the Recipient in violation of this Agreement, (ii) is in the possession of the Recipient prior to its disclosure pursuant to the terms hereof, (iii) is or becomes available to the Recipient from a source that is not bound by a confidentiality agreement with regard to such information or by any other legal obligation of confidentiality prohibiting such disclosure, or (iv) that is independently developed by the Recipient without use of the confidential information described in this Section 1(c), are and shall be confidential information and/or trade secrets and the exclusive property of the Trading Advisor (“Confidential Information” and/or “Proprietary Information”).

(d)         The Trading Company and the Managing Member each represents, warrants and agrees that they and their respective officers, directors, members, equity holders, employees and agents (including for purposes of this Agreement, but not limited to, attorneys, accountants, consultants, and financial advisors) will protect and preserve the Confidential Information and will disclose Confidential Information or otherwise make Confidential Information available only to the Trading Company’s or the Managing Member’s officers, directors, members, equity holders, employees and agents (including for purposes of this Agreement, but not limited to, attorneys, accountants, consultants, and financial advisors), who need to know the Confidential Information (or any part of it) for the purpose of reasonably satisfying their fiduciary, legal, reporting, filing or other obligations hereunder or to reasonably monitor performance in the account during the term of this Agreement or thereafter, or to the extent that the Trading Company, Managing Member or a Recipient, as the case may be, is required to disclose such Confidential Information due to a fiduciary obligation or legal or regulatory request; provided, however, that the Trading Company and Managing Member (as applicable) shall provide prior written notice to the Trading Advisor of any disclosure permitted under this Section 1(d).  Additionally, the Trading Company and the Managing Member each represents, warrants and agrees that it and any Recipient will use the Confidential Information solely for the purpose of reasonably satisfying the Trading Company’s or the Managing Member’s obligations under this Agreement and not in a manner which violates the terms of this Agreement.

2.	Duties of the Trading Advisor.

(a)         Upon the commencement of trading operations by the Trading Advisor with respect to all or a portion of the assets of the Trading Company, the Trading Advisor hereby agrees to act as a Trading Advisor for the Trading Company and, as such, shall have authority and responsibility for directing the investment and reinvestment of that portion of the Trading Company’s assets allocated to the Trading Advisor, which shall consist of the Allocated Net Assets (as defined in Section 5(c) hereof) plus “notional” funds, if any, allocated to the Trading Advisor, as specified in writing by the Managing Member and consented to by the Trading Advisor from time to time (collectively, the “Assets”), on the terms and conditions and in accordance with the prohibitions and the trading policies set forth in Exhibit A to this Agreement as amended from time to time and provided in writing to the Trading Advisor by the Managing Member (the “Trading Policies”); provided, however, that the Managing Member may override the instructions of the Trading Advisor without notice to the Trading Advisor to the extent necessary (i) to comply with the Trading Policies and with applicable speculative position limits, (ii) to fund any distributions or redemptions, (iii) to pay the Trading Company’s expenses, (iv) to the extent the Managing Member believes doing so is necessary for the protection of the Trading Company, (v) to terminate the futures interest trading of the Account (as defined in Section 4) with the Trading Advisor, or (vi) to comply with any applicable law or regulation. The Managing Member agrees not to override any such instructions for the reasons specified in clauses (ii) or (iii) of the preceding sentence unless the Trading Advisor fails to comply with a request of the Managing Member to make the necessary amount of funds available to the Trading Company within two trading days of such request.  The Trading Advisor shall not be liable for the consequences of any decision by the Managing Member to override instructions of the Trading Advisor, except to the extent that such consequences result from a material breach of this Agreement by the Trading Advisor or the Trading Advisor fails in a material respect to comply with the Managing Member’s decision to override an instruction.  Notwithstanding anything to the contrary contained in this Agreement, the Trading Company shall have the right to instruct the Trading Advisor to liquidate any or all positions at any time.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(b)         The Trading Advisor shall:

(i)          Exercise good faith and due care in trading futures interests for the account of the Trading Company in accordance with the prohibitions and Trading Policies, and the trading systems, methods, and strategies of the Trading Advisor, with such changes and additions to such trading systems, methods or strategies as the Trading Advisor, from time to time, notifies the Trading Manager that it is incorporating into its trading approach for accounts the size of the Trading Company.

(ii)         Provide the Managing Member, within ten Business Days of the end of a calendar quarter, and within ten Business Days of a separate request which the Managing Member may make from time to time, with information comparing the performance of the Trading Company’s account and the composite performance of all other client accounts (“Other Accounts”) directed by the Trading Advisor using the trading systems used by the Trading Advisor on behalf of the Trading Company over a specified period of time for the purpose of confirming that the Trading Company has been treated equitably in all material respects as compared to such Other Accounts.  Notwithstanding the foregoing, the Managing Member and the Trading Company acknowledge and agree that the Trading Advisor intends to execute spot foreign exchange, forward foreign exchange, and non-deliverable forward foreign exchange trades with R.J. O’Brien & Associates, LLC (“RJOB”), and as a consequence, there is a risk that the foreign exchange pricing and execution that the Trading Advisor obtains for the Trading Company’s account may be different from the foreign exchange pricing and execution obtained for Other Accounts, which may result in divergent trading results.  Additionally, cash management practices, leverage, integerization of lot sizing, changes in trading levels, fee structure and other differences may also result in divergent trading results.  The Managing Member and the Trading Company understand and accept the foregoing risks and agree that for the purpose of this Section 2(b)(ii), such divergent trading results shall be deemed not to be “material.”  In providing information regarding Other Accounts to the Managing Member, the Trading Advisor may take reasonable steps to assure the confidentiality of the Trading Advisor’s clients’ identities.  The Trading Advisor shall, upon the Managing Member’s reasonable request, consult with the Managing Member concerning any material discrepancies between the composite performance of such Other Accounts and the Trading Company’s account.  The Trading Advisor shall promptly inform the Managing Member in writing of any material discrepancies of which the Trading Advisor is aware.  The Managing Member acknowledges that the following differences in accounts may cause divergent trading results: different brokerage commissions and related transaction fees, different foreign exchange margin management, different trading strategies, methods or degrees of leverage, different trading policies, accounts experiencing differing inflows or outflows of equity, different risk profiles, accounts which commence trading at different times and accounts which have different portfolios or different fiscal years.

(iii)        Inform the Managing Member within five Business Days if the Trading Advisor’s open positions maintained by the Trading Advisor exceed the Trading Advisor’s applicable speculative position limits.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(iv)         Within five Business Days of a request by the Managing Member, provide the Managing Member with all information concerning the Trading Advisor and its activities reasonably requested by the Managing Member (including, information relating to changes in control, key personnel, trading approach, or financial condition).  Additionally, the Trading Advisor agrees to furnish RJOB in an electronic format as requested by RJOB (i) a final report of all trades at the end of each Business Day and (ii) a report of any trade made involving a position with a required initial margin equal to 10% or more of the Assets within thirty minutes of the Trading Advisor’s receipt of confirmation, verbal or otherwise, from the executing broker that such a trade has been executed.  The Trading Advisor will endeavor to provide this information before the close of business of each full trading day and upon immediate request by the Trading Company, its designated entities, and RJOB to monitor and comply with mandatory risk control algorithms imposed upon the operation of the Trading Company.

(c)         All purchases and sales of futures interests pursuant to this Agreement shall be for the account, and at the risk, of the Trading Company and not for the account, or at the risk of the Trading Advisor or any of its affiliates or each of their principals, stockholders, directors, officers, or employees, or any other person, if any, who controls the Trading Advisor.  All brokerage commissions and related transaction fees arising from such trading by the Trading Advisor shall be for the account of the Trading Company.

(d)         Subject to Section 7(a) hereof, the Trading Advisor shall assume financial responsibility for any material errors committed or caused by it in transmitting orders for the purchase or sale of futures interests for the Trading Company’s account that are a result of the gross negligence, fraud or willful misconduct of the Trading Advisor.  The Trading Advisor shall have an affirmative obligation to notify the Managing Member within 24 hours of discovering any material error committed by the Trading Advisor with respect to the account, and the Trading Advisor shall use its best efforts to identify and promptly notify the Managing Member of any order or trade which the Trading Advisor reasonably believes was not executed in accordance with its instructions to the Futures Brokers or such other commodity broker utilized to execute orders for the Trading Company.

(e)         Prior to the commencement of trading by the Trading Company, the Managing Member, on behalf of the Series, shall deliver to the Trading Advisor a trading authorization appointing the Trading Advisor the Trading Company’s attorney-in-fact for such purpose (a form of which is attached hereto as Exhibit B).

(f)         In performing services to the Trading Company, the Trading Advisor shall utilize its Institutional Program – Auto Reactive Positioning Strategy (the “Trading Program”), as described in its Disclosure Document, dated as of May 6, 2014 and as modified from time to time.  The Trading Advisor shall give the Managing Member prior written notice of any change in the Trading Program that the Trading Advisor considers to be material (and shall not effect such change on behalf of the Trading Company without the Managing Member’s consent), including any additional futures interests to be traded by the Trading Advisor not already listed on Exhibit C; provided, however, that the Trading Advisor has reasonable flexibility to modify its trading tactics or emphasis and may add and subtract different types of instruments in the Account, and such changes shall not necessarily be deemed to be material.  Changes in the futures interests traded, provided that such futures interests are listed on Exhibit C, shall not be deemed a modification of the Trading Program. For the purposes of this Section 2(f), the only change in the Trading Program that the Trading Advisor generally considers to be material is a change that results in the Trading Advisor trading in an instrument other than a futures interest.

3.	Trading Advisor as an Independent Contractor.

For all purposes of this Agreement, the Trading Advisor shall be deemed to be an independent contractor and shall, except as otherwise expressly provided herein or authorized, have no authority to act for or represent the Trading Company in any way or otherwise be deemed an agent of the Trading Company and/or the Series.  Nothing contained herein shall be deemed to require the Trading Company to take any action contrary to its governing documents as from time to time in effect, or any applicable law or rule or regulation of any regulatory or self-regulatory body, exchange, or board.  Nothing herein contained shall constitute the Trading Advisor or the Managing Member as members of any partnership, joint venture, association, syndicate or other entity, or be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other.  It is expressly agreed that the Trading Advisor is neither a promoter, sponsor, nor issuer with respect to the Trading Company or the Series, nor does the Trading Advisor have any authority or responsibility with respect to the offer, sale or issuance of Units of the Series.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

4.	Futures Broker.

The Trading Advisor shall effect all transactions under this Agreement for the Trading Company through the Trading Company’s separate account to be traded exclusively by the Trading Advisor (the “Account”) maintained with RJOB or such commodity broker or brokers as the Managing Member shall direct and appoint from time to time (the “Futures Brokers”).

Notwithstanding the foregoing, the Trading Advisor may execute trades through brokers other than those employed by RJOB and its affiliates so long as arrangements (including executed give-up agreements) are made for such floor brokers to “give-up” or transfer the positions to RJOB in conformity with the Trading Policies set forth in Exhibit A attached hereto.

5.	Fees and Expenses.

(a)         For the services to be rendered to the Trading Company by the Trading Advisor under this Agreement:

(i)          The Trading Company shall pay the Trading Advisor a monthly management fee equal to 1/12 of *% (a *% annual rate) of the Assets allocated to it (as defined in Section 2(a) hereof) as of the last day of each month (the “Management Fee”).  The Management Fee is payable in arrears within twenty Business Days of the end of the month for which it was calculated.  For purposes of this Agreement, “Business Day” shall mean any day which the securities markets are open in the United States.

(ii)         The Trading Company shall pay the Trading Advisor an incentive fee equal to *% of the New Trading Profit (as defined in Section 5(d) hereof) (the “Incentive Fee”).  The incentive fee accrues monthly but is paid at the end of each calendar quarter. The initial incentive period will commence on the date the Trading Advisor commences trading the Account and shall end on the last day of the calendar quarter after such date.  The Incentive Fee is payable within twenty Business Days of the end of the calendar quarter for which it was calculated. Each Trading Company will establish a separate account with respect to each Member’s capital account for the relevant Series.  Incentive fees (and the corresponding high water mark) will be calculated based upon the performance of each such account.

(b)         If this Agreement is terminated on a date other than the last day of a calendar quarter, the Incentive Fee shall be determined as if such date were the end of a calendar quarter.  If this Agreement is terminated on a date other than the end of a month, the Management Fee described above shall be determined as if such date were the end of a month, but such fee shall be prorated based on the ratio of the number of trading days in the month through the date of termination to the total number of trading days in the month.  If, during any month after the Trading Advisor commences trading operations on behalf of the Account (including the month in which the Trading Advisor commences such operations), the Trading Company does not conduct business operations, or suspends trading for the Account, or, as a result of an act or material failure to act by the Trading Advisor, is otherwise unable to utilize the trading advice of the Trading Advisor on any of the trading days of that month for any reason, the Management Fee shall be prorated based on the ratio of the number of trading days in the month which the Account engaged in trading operations or utilizes the trading advice of the Trading Advisor to the total number of trading days in the month.  The Management Fee payable to the Trading Advisor for the month in which the Trading Company begins to receive trading advice from the Trading Advisor pursuant to this Agreement shall be prorated based on the ratio of the number of trading days in the month from the day the Trading Company begins to receive such trading advice to the total number of trading days in the month.  In the event that there is an increase or decrease in the Assets as of any day other than the first day of a month, the Trading Advisor shall be paid a pro rata Management Fee on such increase or decrease in the Assets for such month.

(c)         The term “Allocated Net Assets” shall mean the total assets of the Trading Company allocated to the Account (including, but not limited to, all cash and cash equivalents, accrued interest and amortization of original issue discount, and the market value (marked-to-market) of all open futures interest positions and other assets of the Account) less all liabilities of the Trading Company determined in accordance with generally accepted accounting principles consistently applied under the accrual basis of accounting.  Unless generally accepted accounting principles require otherwise, the market value of a futures or option contract traded on a United States exchange shall mean the settlement price on the exchange on which the particular futures or option contract shall be traded by the Trading Advisor on behalf of the Account with respect to which the Net Assets are being determined; provided, however, that if a contract could not be liquidated on such day due to the operation of daily limits or other rules of the exchange on which that contract shall be traded or otherwise, the settlement price on the first subsequent day on which the contract could be liquidated shall be the market value of such contract for such day, or if a contract could not be liquidated on such day due to the exchange being closed for an exchange holiday, the settlement price on the most recent preceding day on which the contract could have been liquidated shall be the market value of such contract for such day.  The market value of a forward contract or a futures or option contract traded on a foreign exchange or market shall mean its market value as determined by the Managing Member on a basis consistently applied for each different variety of contract.

*   Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(d)         The term “New Trading Profit” shall mean for any period (i) include net realized and unrealized profits and losses on open positions as of the end of the applicable calculation period less net realized and unrealized profits and losses on open positions as of the end of the preceding calculation period, (ii) exclude interest income and (iii) are reduced by the Trading Advisors’ respective management fees and clearing, NFA, and exchange fees applicable to the account. Such trading profits and items of decrease will generally be determined for each account from the end of the last calendar quarter (or other applicable calculation period) in which an incentive fee was earned by the Trading Advisor or, if no incentive fee has been earned previously by the Trading Advisor with respect to an account, from the date that the Trading Advisor commenced managing the assets in the account, to the end of the calendar quarter (or other applicable calculation period) as of which such incentive fee calculation is being made.

(e)        In the event that a Member redeems all or any portion of the balance of its capital account with respect to a particular Series at any time other than at the end of the calendar quarter (or other applicable calculation period), trading profits with respect to the account of such Member will be determined as of the date of such redemption, as though it were the last day of the calendar quarter (or other applicable calculation period).  Any additional investments with respect to the same Member in a particular Series shall not affect the high water mark calculation with respect to its previous investments in such Series.

(f)              All purchases and sales of futures interests shall be for the Account and the Trading Company. All brokerage and floor commissions and fees, reasonable give-up fees, option premiums and all other transaction costs and expenses reasonably incurred in connection with transactions by and for the Trading Company by the Trading Advisor shall be charged to the Account.

6.	Term.

(a)         This Agreement shall continue in effect for a period of one year from the date the Agreement was entered into unless otherwise terminated as set forth in this Section 6.  The Trading Advisor may terminate this Agreement at the end of such one-year period by providing prior written notice of termination to the Trading Company at least sixty days prior to the expiration of such one-year period.  If the Agreement is not terminated upon the expiration of such one-year period, this Agreement shall automatically renew for an additional one-quarter period and shall continue to renew for additional one-quarter periods until the Trading Advisor provides prior written notice of termination to the Trading Company at least thirty days prior to the end of a quarter, or until this Agreement is otherwise terminated, as provided for herein.  This Agreement shall automatically terminate if the Trading Company is dissolved.

(b)         The Trading Company and Managing Member each shall have the right to terminate this Agreement in its discretion (i) at any month end upon five days’ prior written notice to the Trading Advisor, or (ii) at any time upon prior written notice to the Trading Advisor upon the occurrence of any of the following events: (A) if any person described as a “principal” of the Trading Advisor in the PPM ceases for any reason to be an active “principal” of the Trading Advisor; (B) if the Trading Advisor becomes bankrupt or insolvent; (C) if the Trading Advisor is unable to use its trading systems or methods as in effect on the date hereof and as modified in the future for the benefit of the Trading Company; (D) if the registration, as a commodity trading advisor, of the Trading Advisor with the CFTC or its membership in the NFA is revoked, suspended, terminated, or not renewed, or limited or qualified in any respect; (E) except as provided in Section 11 hereof, if the Trading Advisor merges or consolidates with, or sells or otherwise transfers its advisory business, or all or a substantial portion of its assets, any portion of its futures interest trading systems or methods, or its goodwill to, any individual or entity; (F) if, at any time, the Trading Advisor materially violates any Trading Policy or administrative policy, except with the prior express written consent of the Managing Member or (G) if the Trading Advisor fails in a material manner to perform any of its obligations under this Agreement.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(c)         The Trading Advisor may terminate this Agreement at any time, upon thirty days’ prior written notice to the Trading Company and Managing Member, in the event that: (A) the Managing Member imposes additional trading limitation(s) in the form of one or more Trading Policies or administrative policies that the Trading Advisor does not consent to, which consent shall not be unreasonably withheld; (B) the Managing Member objects to the Trading Advisor implementing a proposed material change to the Trading Program and the Trading Advisor certifies to the Managing Member in writing that it believes such change is in the best interests of the Trading Company, pursuant to the Trading Advisor’s fiduciary duty; (C) the Managing Member or the Trading Company materially breaches this Agreement and does not correct the breach within ten days of receipt of a written notice of such breach from the Trading Advisor; (D) the Assets fall below a level at which the Trading Advisor believes it cannot effectively implement the Trading Program; (E) the Trading Company becomes bankrupt or insolvent, or (F) the registration of the Managing Member with the CFTC as a commodity pool operator or its membership in the NFA is revoked, suspended, terminated or not renewed, or limited or qualified in any respect.  If the Managing Member or Trading Company merges, consolidates or sells a substantial portion of its assets pursuant to Section 11 of this Agreement, the Trading Advisor may terminate this Agreement upon written notice to the Managing Member and Trading Company.

(d)         Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 6 shall be without penalty or liability to any party, on account of such termination.

(e)         The indemnities set forth in Section 7 hereof shall survive any termination of this Agreement.

7.	Standard of Liability: Indemnifications.

(a)         Limitation of Trading Advisor Liability. In respect of the Trading Advisor’s role in the futures interests trading of the Trading Company, the Trading Advisor shall not be liable to the Trading Company or the Managing Member or their partners, directors, officers, principals, managers, members, shareholders, employees, controlling persons or successors and assigns except that the Trading Advisor shall be liable for acts or omissions that constitute a material breach of this Agreement or a representation, warranty or covenant herein, willful misconduct or gross negligence, or are the result of the Trading Advisor not having acted in good faith and in the reasonable belief that such actions or omissions were in, or not opposed to, the best interests of the Trading Company pursuant to its fiduciary duty.

(b)         Trading Advisor Indemnity in Respect of Management Activities. The Trading Advisor shall indemnify, defend and hold harmless the Trading Company and the Managing Member, their controlling persons, their affiliates and their respective directors, officers, principals, managers, members, shareholders, employees and controlling persons from and against any and all losses, claims, damages, liabilities (joint and several), costs, and expenses (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that, solely in the case of a settlement, the Trading Advisor shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding (other than those incurred as a result of claims brought by or in the right of an indemnified party) relating to this Agreement (except as covered by paragraph (d) below); provided that a court of competent jurisdiction upon entry of a final judgment (or, if no final judgment is entered, by an opinion rendered by counsel who is approved by the Trading Company and the Trading Advisor, such approval not to be unreasonably withheld) to the effect that the action or inaction of such indemnified party that was the subject of the demand, claim, lawsuit, action, or proceeding did not constitute negligence, misconduct, or a breach of this Agreement or a representation, warranty or covenant of the Trading Company or the Managing Member, their controlling persons, their affiliates and their respective directors, officers, shareholders, employees, and controlling persons and was done in good faith.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(c)         Trading Company Indemnity in Respect of Management Activities. The Trading Company shall indemnify, defend and hold harmless the Trading Advisor, its controlling persons, their affiliates and their respective directors, officers, principals, managers, members, shareholders, employees and controlling persons, from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that, solely in the case of a settlement, the Trading Company shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding (other than those incurred as a result of claims brought by or in the right of an indemnified party) relating to this Agreement (except as covered by paragraph (e) below); provided that a court of competent jurisdiction upon entry of a final judgment finds (or, if no final judgment is entered, by an opinion rendered by counsel who is approved by the Trading Company and the Trading Advisor, such approval not to be unreasonably withheld) to the effect that the action or inaction of such indemnified party that was the subject of the demand, claim, lawsuit, action, or proceeding did not constitute gross negligence, willful misconduct, or a material breach of this Agreement or a representation, warranty or covenant of the Trading Advisor, its controlling persons, its affiliates and directors, officers, shareholders, employees, and controlling persons and was done in good faith.

(d)         Trading Company Indemnity in Respect of Sale of Units. Trading Company shall indemnify, defend and hold harmless the Trading Advisor, its controlling persons, their affiliates and their respective directors, officers, principals, managers, members shareholders, employees and controlling persons from and against any loss claim, damage, liability, cost, and expense, joint and several, to which any indemnified person may become subject (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that, solely in the case of a settlement, the Trading Company and the Series shall have approved such settlement, and in connection with any administrative proceedings), in respect of the offer or sale of the Series’ Units, unless such loss, claim, damage, liability, cost, or expense (or action in respect thereof) arises out of, or is based upon (i) a material breach by the Trading Advisor of any applicable laws or regulations or any representation, warranty or agreement in this Agreement; or (ii) any materially untrue statement or omission relating or with respect to the Trading Advisor, or any of its principals or their operations, trading systems, methods or performance that was provided by the Trading Advisor for purposes of inclusion in the relevant Series’ PPM.

(e)          Subject to Section 7(a) hereof, the foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified person.

(f)         Promptly after receipt by an indemnified person of notice of the commencement of any action, claim, or proceeding to which any of the indemnities may apply, the indemnified person will notify the indemnifying party in writing of the commencement thereof if a claim in respect thereof is to be made against the indemnifying party hereunder; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability that the indemnifying party may have to the indemnified person hereunder, except where such omission has materially prejudiced the indemnifying party.  In case any action, claim, or proceeding is brought against an indemnified person and the indemnified person notifies the indemnifying party of the commencement thereof as provided above, the indemnifying party will be entitled to participate therein and, to the extent that the indemnifying party desires, to assume the defense thereof with counsel selected by the indemnifying party and not unreasonably disapproved by the indemnified person.  After notice from the indemnifying party to the indemnified person of the indemnifying party’s election so to assume the defense thereof as provided above, the indemnifying party will not be liable to the indemnified person under the indemnity provisions hereof for any legal and other expenses subsequently incurred by the indemnified person in connection with the defense thereof, other than reasonable costs of investigation.

Notwithstanding the preceding paragraph, if in any action, claim, or proceeding as to which indemnification is or may be available hereunder, an indemnified person reasonably determines that its interests are or may be adverse, in whole or in part, to the indemnifying party’s interests or that there may be legal defenses available to the indemnified person that are different from, in addition to, or inconsistent with the defenses available to the indemnifying party, the indemnified person may retain its own counsel in connection with such action, claim, or proceeding and will be indemnified (provided the indemnified person is so entitled) by the indemnifying party for any legal and other expenses reasonably incurred in connection with investigating or defending such action, claim, or proceeding.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

In no event will the indemnifying party be liable for the fees and expenses of more than one counsel for all indemnified persons in connection with any one action; claim, or proceeding or in connection with separate but similar or related actions, claims, or proceedings in the same jurisdiction arising out of the same general allegations.  The indemnifying party will not be liable for any settlement of any action, claim, or proceeding effected without the indemnifying party’s express written consent, but if any action, claim, or proceeding, is settled with the indemnifying party’s express written consent, the indemnifying party will indemnify, defend, and hold harmless an indemnified person as provided in this Section 7.

8.	Right to Advise Others and Uniformity of Acts and Practices.

(a)         The Trading Advisor is engaged in the business of advising clients as to the purchase and sale of futures interests.  During the term of this Agreement, the Trading Advisor, its principals and affiliates, will be advising other clients (including affiliates and the stockholders, officers, directors, and employees of the Trading Advisor and its affiliates and their families) and trading for their own accounts.  The Trading Advisor will use its best efforts to implement a fair and consistent allocation policy that seeks to ensure that all clients are treated equitably and positions allocated as nearly as possible in proportion to the assets available for trading of the accounts managed or controlled by the Trading Advisor.  Upon written request, the Managing Member may request a copy of the Trading Advisor’s procedures regarding the equitable treatment of trades across accounts.  Such procedures shall be provided to the Managing Member within thirty days of such request by the Managing Member.  Except as otherwise set forth herein, the Trading Advisor and its principals and affiliates agree to treat the Trading Company in a fiduciary capacity to the extent recognized by applicable law, but subject to that standard.  To the extent required by its fiduciary duties, the Trading Advisor shall not by any act or omission knowingly or intentionally favor any account advised or managed by the Trading Advisor over the account of the Trading Company in any way or manner.  Nothing contained in this Section 8(a) shall preclude the Trading Advisor from charging different management and/or incentive fees to its clients.  Subject to the Trading Advisor’s obligations under applicable law, the Trading Advisor or any of its principals or affiliates shall be free to advise and manage accounts for other clients and shall be free to trade on the basis of the same trading systems, methods, or strategies employed by the Trading Advisor for the account of the Trading Company, or trading systems, methods, or strategies that are entirely independent of, or materially different from, those employed for the account of the Trading Company, and shall be free to compete for the same futures interests as the Trading Company or to take positions opposite to the Trading Company, where such actions do not knowingly or intentionally prefer any of such accounts over the account of the Trading Company on an overall basis.

(b)         The Trading Advisor shall not be restricted as to the number or nature of its clients, except that: (i) so long as the Trading Advisor acts as a trading advisor for the Trading Company pursuant to this Agreement, neither the Trading Advisor nor any of its principals or affiliates shall knowingly hold any position or control any other account that would cause the Trading Company, the Trading Advisor, or the principals or affiliates of the Trading Advisor to be in violation of the CEA or any regulations promulgated thereunder, any other applicable law, or any applicable rule or regulation of the CFTC or any other regulatory or self-regulatory body, exchange, or board; and (ii) neither the Trading Advisor nor any of its principals or affiliates shall render futures interests trading advice to any other individual or entity or otherwise engage in activity that shall knowingly cause positions in futures interests to be attributed to the Trading Advisor under the rules or regulations of the CFTC or any other regulatory or self-regulatory body, exchange, or board so as to require the significant modification of positions taken or intended for the account of the Series; provided that the Trading Advisor may modify its trading systems, methods or strategies to accommodate the trading of additional funds or accounts.  If applicable speculative position limits are exceeded by the Trading Advisor in the opinion of (i) independent counsel (who shall be other than counsel to the Trading Company), (ii) the CFTC, or (iii) any other regulatory or self-regulatory body, exchange, or board, the Trading Advisor and its principals and affiliates shall promptly liquidate positions in all of their accounts, including the Trading Company’s account, as to which positions are attributed to the Trading Advisor as nearly as possible in proportion to the accounts’ respective amounts available for trading (taking into account different degrees of leverage and “notional” equity) to the extent necessary to comply with the applicable position limits.

9.	Representations, Warranties, and Covenants of the Trading Advisor.

(a)         Representations and Warranties of the Trading Advisor.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

The Trading Advisor represents and warrants to and agrees with the Managing Member and the Trading Company as follows:

(i)         It will exercise good faith and due care in implementing the Trading Program on behalf of the Trading Company or any other trading programs agreed to by the Managing Member and the Trading Advisor.

(ii)        The Trading Advisor shall follow and comply with, at all times, the Trading Policies.

(iii)       The Trading Advisor shall trade the Assets pursuant to the Trading Program unless the Managing Member and the Trading Advisor agree otherwise.

(iv)       The Trading Advisor is duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to do business as a foreign corporation or and is in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Trading Advisor’s ability to perform its duties under this Agreement.  The Trading Advisor has full power and authority to perform its obligations under this Agreement.  The only principals of the Trading Advisor are those set forth in the BASIC system.

(v)       This Agreement has been duly and validly authorized, executed and delivered on behalf of the Trading Advisor and is a valid and binding agreement of the Trading Advisor enforceable in accordance with its terms.

(vi)      Each of the Trading Advisor and the Trading Advisor principals (each, a “Trading Advisor Principal” and collectively, the “Trading Advisor Principals”) has all federal, state and foreign governmental, regulatory and exchange licenses and approvals and has effected all filings and registrations with federal, state and foreign governmental and regulatory agencies required to conduct its business and required to perform its or his obligations under this Agreement.  The Trading Advisor is registered as a commodity trading advisor under the CEA and is a member of the NFA in such capacity.

(vii)      The execution and delivery of this Agreement, the incurrence of the obligations set forth herein, the consummation of the transactions contemplated herein and the payment of the fees hereunder will not violate, or constitute a breach of, or default under, the certificate of incorporation or bylaws (or any other organizational documents) of the Trading Advisor or any agreement or instrument by which it is bound or of any order, rule, law or regulation binding on it of any court or any governmental body or administrative agency or panel or self-regulatory organization having jurisdiction over it.

(viii)        Since the respective dates as of which information is given by the Trading Advisor, there has not been any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor or any Trading Advisor Principal.

(ix)         Except as previously disclosed by the Trading Advisor there have not been and there is not pending, or to the best of the Trading Advisor’s knowledge after due inquiry, threatened, any action, suit or proceeding before or by any court or other governmental body to which the Trading Advisor or any Trading Advisor Principal is or was a party, or to which any of the assets of the Trading Advisor is or was subject and which resulted in or might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor.  None of the Trading Advisor or any Trading Advisor Principal has received any notice of an investigation by the NFA, CFTC or other administrative agency or self-regulatory body (whether United States or foreign) regarding noncompliance by the Trading Advisor or any of the Trading Advisor Principals with the CEA or any other applicable law.

(x)        Neither the Trading Advisor nor any Trading Advisor Principal has received, or is entitled to receive, directly or indirectly, any commission, finder’s fee, similar fee, or rebate from any person in connection with the organization or operation of the Trading Company and the Series.

(xi)       Participation by the Trading Advisor in accordance with the terms hereof and will not violate any provisions of the Investment Advisers Act of 1940, as amended.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(xii)      Neither the Trading Advisor nor any Trading Advisor Principal will use or distribute the Series’ PPM or any selling literature or engage in any selling activities whatsoever in connection with the offering of the Units.

(xiii)     The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing representations or warranties inaccurate, the Trading Advisor shall promptly notify the Managing Member and the Trading Company of the nature of such event.

(b)         Covenants of the Trading Advisor.

The Trading Advisor covenants and agrees that:

(i)         The Trading Advisor shall maintain all registrations and memberships necessary for the Trading Advisor to continue to act as described herein and to at all times comply in all respects with all applicable laws, rules, and regulations, to the extent that the failure to so comply would have a materially adverse effect on the Trading Advisor’s ability to act as described herein.

(ii)        The Trading Advisor shall inform the Managing Member immediately as soon as the Trading Advisor or any Trading Advisor Principal becomes the subject of any investigation, claim or proceeding of any regulatory authority having jurisdiction over such person or becomes a named party to any litigation materially affecting (or which may, with the passage of time, materially affect) the business of the Trading Advisor.  The Trading Advisor shall also inform the Managing Member immediately if the Trading Advisor or any of its officers becomes aware of any breach of this Agreement by the Trading Advisor.

(iii)       The Trading Advisor agrees to cooperate by providing information regarding itself and its performance in the preparation of any amendments or supplements to the PPM (subject to the limitation set forth in Section 1 hereof).

10.	Representations and Warranties of the Trading Company and the Managing Member; Covenants of the Managing Member.

(a)         The Trading Company and the Managing Member represent and warrant to the Trading Advisor, as follows:

(i)         The Trading Company is a Delaware limited liability company formed pursuant to its organizational documents and Delaware law and is validly existing and in good standing under the laws of the State of Delaware with full power and authority to engage in the trading of futures interests and to engage in its other contemplated activities as described in the PPM; the Trading Company is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification and where failure to be so qualified could materially adversely affect the Trading Company’s ability to perform its obligations hereunder.

(ii)        The Managing Member is duly organized and validly existing and in good standing as a limited liability company under the laws of the State of Delaware and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature or conduct of its business requires such qualification and where the failure to be so qualified could materially adversely affect the Managing Member’s ability to perform its obligations hereunder.

(iii)       The Trading Company and the Managing Member have full power and authority under applicable law to conduct their business and to perform their respective obligations under this Agreement and as described in the PPM.

(iv)       This Agreement has been duly and validly authorized, executed and delivered by the Managing Member on behalf of the Trading Company and constitutes a valid, binding and enforceable agreement of the Trading Company and the Managing Member in accordance with its terms.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

(v)        The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein and in the PPM will not violate, or constitute a breach of, or default under, the Managing Member’s organizational documents, or the Trading Company’s organizational documents, or any material agreement or instrument by which either the Managing Member or the Trading Company, as the case may be, is bound or any material order, rule, law or regulation applicable to the Managing Member or the Trading Company of any court or any governmental body or administrative agency or panel or self-regulatory organization having jurisdiction over the Managing Member or the Trading Company.

(vi)       There have not been in the five years preceding the date of this Agreement and there is not pending or, to the Managing Member’s knowledge, threatened, any action, suit or proceeding at law or in equity before or by any court or by any federal, state, municipal or other governmental body or any administrative, self-regulatory or commodity exchange organization to which the Managing Member or the Trading Company is or was a party, or to which any of the assets of the Managing Member or the Trading Company is or was subject; and neither the Managing Member nor any of the principals of the Managing Member (“Managing Member Principals”) has received any notice of an investigation by the NFA, CFTC or any other administrative or self-regulatory organization regarding non-compliance by the Managing Member or the Managing Member Principals or the Trading Company with the CEA, the Securities Act of 1933, as amended, or any applicable laws.

(vii)       The Managing Member and the Managing Member Principals have all federal, state and foreign governmental, regulatory and exchange approvals and licenses, and have effected all filings and registrations with federal, state and foreign governmental agencies required to conduct their business or required to perform their obligations under this Agreement and will maintain all such required approvals, licenses, filings and registrations for the term of this Agreement.

(viii)      The Trading Company is and shall remain in material compliance in all respects with all laws, rules, regulations and orders of any government, governmental agency or self-regulatory organization applicable to its business as described in this Agreement.

(ix)      The Managing Member is registered as a commodity pool operator (“CPO”) under the CEA and is a member of the NFA in such capacity. The Trading Company is a commodity pool, and it is operated by a CPO that is registered as a CPO under the CEA and is a member of the NFA in such capacity. The Trading Company shall cause its CPO to provide to the Trading Advisor a representation, to the reasonable satisfaction of the Trading Advisor, regarding such CPO’s regulatory status under the CEA.

(x)       The Trading Company is a “Qualified Eligible Person” as that term is defined in Rule 4.7 promulgated under the CEA.

(xi)                  The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing representations or warranties inaccurate, the Managing Member shall promptly notify the Trading Advisor of the nature of such event.

(b)         Covenants of the Managing Member.

The Managing Member covenants and agrees that:

(i)         The Managing Member shall maintain all registrations and memberships necessary for the Managing Member to continue to act as described herein and to all times comply in all respects with all applicable laws, rules, and regulations, to the extent that the failure to so comply would have a materially adverse effect on the Managing Member’s ability to act as described herein.

(ii)         The Managing Member shall inform the Trading Advisor immediately as soon as the Managing Member or any of their principals becomes the subject of any lawsuit, investigation, claim, or proceeding of any regulatory authority having jurisdiction over such person or becomes a named party to any litigation materially affecting the business of the Managing Member or the Trading Company.  The Managing Member shall also inform the Trading Advisor immediately if the Managing Member or the Trading Company or any of their officers become aware of any material breach of this Agreement by the Managing Member or the Trading Company.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

11.	Merger or Transfer of Assets.

The Managing Member, Trading Company or the Trading Advisor may merge or consolidate with, or sell or otherwise transfer its business, or all or a substantial portion of its assets, to any entity upon written notice to the other parties.

12.	Complete Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless in writing and signed by the party against whom enforcement is sought.

13.	Assignment.

Subject to Section 11, hereof, this Agreement may not be assigned, transferred by operation of law, change in control or otherwise, by any party hereto without the express prior written consent of the other parties hereto.

14.	Amendment.

This Agreement may not be amended except by the written consent of the parties hereto.  No waiver of any provision of this Agreement shall be implied from any course of dealings between the parties, from any failure by any party to assert its rights hereunder or any occasion or series of occasions.

15.	Severability.

The invalidity or unenforceability of any provision of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained and any such invalid provision or covenant shall be deemed to be severable.

16.	Disclosure Documents.

(a)         The Trading Manager shall furnish to the Managing Member promptly copies of any and all disclosure documents as filed in final form with the CFTC, NFA or other self-regulatory organization.

(b)         The Managing Member, the Trading Company and the Series will not distribute or supplement any promotional material, other than routine investor communications, relating to the Trading Advisor unless the Trading Advisor has provided prior written consent to such distribution or supplement, which consent shall not be unreasonably withheld.

17.	Track Record.

The track record and other performance information of the Trading Company and/or Series shall be the property of the Managing Member and not the Trading Advisor.

18.	Use of Name.

Upon termination of this Agreement, the Trading Company, at its expense, as promptly as practicable: (i) shall take all necessary action to cause the PPM of the Series and organizational documents of the Series to be amended in order to eliminate any reference to the Trading Advisor and the Trading Program (except to the extent required by law, regulation or rule); and (ii) shall cease to use in any other manner, including, but not limited to, use in any sales literature or promotional material, the name “Claughton Capital, LLC ” or any name, mark or logo type derived from it or similar to it (except to the extent required by law, regulation or rule).

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

19.	Notices.

All notices required to be delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered, by facsimile on receipt confirmation, by email followed by delivery of an original, or when given by registered or certified mail, postage prepaid, return receipt requested, on the second business day following the day on which it is so mailed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

if to the Trading Company:

OASIS CLAUGHTON, LLC
c/o R. J. O’Brien Fund Management, LLC
222 S. Riverside Plaza
Suite 900
Chicago, Illinois 60606
Facsimile: 312-373-4831
Email: jdematteo@rjobrien.com

if to the Managing Member:

R. J. O’Brien Fund Management, LLC
222 S. Riverside Plaza
Suite 900
Chicago, Illinois 60606
Facsimile: 312-373-4831
Email: jdematatteo@rjobrien.com

With a copy to:

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Attn: Timothy P. Selby
Facsimile: (212) 210-9444
Email: timothy.selby@alston.com

if to the Trading Advisor:

Claughton Capital, LLC
14 NE First Avenue
Suite 907
Miami, FL 33132
Attn: Eric Schreiber
Phone: (212) 542-8822
Email: eschreiber@claughton.com; mfriedman@claughton.com

20.	Continuing Nature of Representations, Warranties and Covenants: Survival.

All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and the provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.  Each party hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained.  In addition, if at any time any event occurs which would make any of such representations, warranties or covenants not true, the affected party will use its best efforts to promptly notify the other parties of such fact.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

21.	Third-Party Beneficiaries.

This Agreement is not intended and shall not convey any rights to any third party that is not a party to this Agreement.

22.	Governing Law; Arbitration.

This Agreement and any amendment hereto shall be governed by, and construed in accordance with, the laws of the State of Illinois, United States of America (excluding the law thereof which requires the application of, or reference to, the law of any other jurisdiction).  Each party hereto expressly and irrevocably agrees (a) that it waives any objection, and specifically consents, that any dispute arising under or related to this Agreement, whether by arbitration or at law or in equity, shall be resolved in the City of Chicago, State of Illinois, United States of America, and (b) that service of process in any such action may be effected against such party by certified or registered mail or in any other manner permitted by applicable rules of arbitration, United States Federal Rules of Civil Procedure or rules of the Courts of the State of Illinois.  In addition, subject to the arbitration provisions below, each party hereto expressly and irrevocably waives, in respect of any action brought in any United States federal or state court located in the City of Chicago, State of Illinois or any resulting judgment, any objection, and hereby specifically consents, to the jurisdiction of any such court and agrees not to seek to change the situs of such action or to assert that any other court in any other jurisdiction is a more suitable forum for the hearing and adjudication of any claim or dispute raised in such action.

Notwithstanding the foregoing, any controversy or claim arising out of or related to this Agreement shall be settled exclusively by arbitration administered by JAMS and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in accordance with this Section 22; provided, however, that a party may, without inconsistency with this arbitration provision, apply to any court in accordance with this Section 22 and seek injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  The arbitration will be conducted in Chicago, Illinois by an arbitrator operating in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. The fees and expenses of such arbitration shall be borne by the non-prevailing party, as determined by such arbitration. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other parties.

23.	Headings.

Headings to sections herein are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

24.	Successors.

This Agreement including the representations, warranties and covenants contained herein shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, and no other person shall have any right or obligation under this Agreement.

25.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

26.	Waiver of Breach.

The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or of a breach by any other party.  The failure of a party to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or thereafter deprive such party of the right to insist upon strict adherence.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMODITY FUTURES TRADING COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THE TRADING MANAGER’S TRADING PROGRAM OR THIS AGREEMENT.

***SIGNATURE PAGE FOLLOWS***

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

OASIS CLAUGHTON, LLC
By R.J. O’Brien Fund Management, LLC
Managing Member

By:	/s/ Julie M. DeMatteo
Name: Julie M. DeMatteo
Title: Managing Director

R.J. O’BRIEN FUND MANAGEMENT, LLC

By:	/s/ Julie M. DeMatteo
Name: Julie M. DeMatteo
Title: Managing Director

CLAUGHTON CAPITAL, LLC

By:	/s/ Eric Schreiber
Name: Eric Schreiber
Title: President

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXHIBIT A

Trading Policies

1.        The Trading Advisor will not employ the trading technique commonly known as “pyramiding”, in which the Trading Advisor uses unrealized profits on existing positions in a given futures interest due to favorable price movement as margin specifically to buy or sell additional positions in the same or a related futures interest.  Taking into account the Trading Company’s open trade equity (i.e., the profit or loss on an open futures interest position) on existing positions in determining generally whether to acquire additional futures interest positions on behalf of the Trading Company will not be considered to constitute “pyramiding”.

2.         The Trading Advisor will not utilize borrowings on behalf of the Trading Company except if the Trading Company purchases or takes delivery of commodities.  If the Trading Advisor borrows money on behalf of the Trading Company, the lending entity in such case (the “lender”) may not receive interest in excess of its interest costs, nor may the lender receive interest in excess of the amounts which would be charged the Trading Company by unrelated banks on comparable loans for the same purpose, nor may the lender or any affiliate thereof receive any points or other financing charges or fees regardless of the amount.  Use of lines of credit in connection with its forward trading does not, however, constitute borrowing for purposes of this trading limitation.

3.         The Trading Advisor will not “churn” the Trading Company’s assets.  Churning is the unnecessary execution of trades so as to generate increased brokerage commissions.

4.         The Trading Advisor will trade currencies and other commodities on futures exchanges, in the interbank and forward contract markets only with banks, brokers, dealers, and other financial institutions which the Managing Member has determined to be creditworthy.

5.         The Trading Advisor will trade only in those futures interests that have been approved by the CFTC as suitable for US investors.

6.         The Trading Advisor will not purchase, sell, or trade securities (except securities approved by the CFTC for investment of customer funds).

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXHIBIT B

COMMODITY TRADING AUTHORITY

Dear Claughton Capital, LLC :

OASIS CLAUGHTON, LLC (the “Trading Company”) and R.J. O’Brien Fund Management, LLC, the Trading Company’s managing member (the “Managing Owner”) do hereby make, constitute and appoint you as the Trading Company’s attorney-in-fact to buy and sell futures and forward contracts through such futures commission merchants as shall be agreed on by you and the Managing Owner on behalf of the Trading Company, pursuant to the trading program identified in the Agreement among the Trading Company, the Managing Member and you as of April 1, 2015 as amended or supplemented, and in accordance with the terms and conditions of said Agreement.

This authorization shall terminate and be null, void and of no further effect simultaneously with the termination of the said Agreement.

Very truly yours,

OASIS CLAUGHTON, LLC
by R.J. O’Brien Fund Management, LLC
Managing Member

By:	/s/ Julie M. DeMatteo
Name: Julie M. DeMatteo
Title: Managing Director

R.J. O’BRIEN FUND MANAGEMENT, LLC

By:	/s/ Julie M. DeMatteo
Name: Julie M. DeMatteo
Title: Managing Director

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXHIBIT C

FUTURES INTERESTS TRADED

•	Bund
•	EuroStoxx50
•	Dax
•	US 10 years
•	US 30 years
•	Euro
•	Yen
•	Gold
•	Silver
•	mini-Nasdaq100
•	mini-S&P500
•	Hang Seng
•	Light Crude Oil
•	Natural Gas
•	Corn
•	Sugar
•	Copper
•	Australian Dollar
•	Brent Crude
•	Dow
•	Soybeans
•	Calendar Spreads on the above contracts